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                                                                     EXHIBIT 8.1


                  [LETTERHEAD OF BAKER & BOTTS APPEARS HERE]

001166.0568
                                                               February 25, 1999


Reliant Energy, Incorporated
Reliant Energy Plaza
1111 Louisiana
Houston, Texas 77002-5231

Ladies and Gentlemen:

          We have acted as counsel to Houston Industries Incorporated, a Texas corporation doing business as Reliant Energy, Incorporated ("Reliant Energy"), and REI Trust I (formerly HI Trust I) and REI Trust II (formerly HI Trust II), each of which is a Delaware statutory business trust (collectively, the "Trusts"), relating to the registration of (i) $500,000,000 aggregate principal amount of Junior Subordinated Debentures of Reliant Energy and (ii) $500,000,000 aggregate liquidation amount of preferred securities of the Trusts. In that connection, reference is made to the registration statement under the Securities Act of 1933, as amended, of Reliant Energy and the Trusts on Form S-3 (Registration Nos. 333-70665, 333-70665-01, and 333-70665-02) filed with the
Securities and Exchange Commission (the "Commission") on January 15, 1999, as amended by Pre-Effective Amendment No. 1 thereto filed on February 2, 1999, and declared effective by the Commission on February 4, 1999 (as amended, the "Registration Statement"), including a prospectus dated February 4, 1999 (the "Prospectus"), and a prospectus supplement dated February 23, 1999 (the "Prospectus Supplement") describing the 7.20% Trust Originated Preferred Securities, Series C of REI Trust I (the "Preferred Securities") and the 7.20% Junior Subordinated Debentures due 2048 of Reliant Energy (the "Junior Subordinated Debentures"). Capitalized terms not otherwise defined herein shall have the meaning specified in the Prospectus and the Prospectus Supplement.

          We have examined the Prospectus, the Prospectus Supplement, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed that the Junior Subordinated Debentures and the Preferred Securities will be issued in accordance with the operative documents described in the Prospectus and the Prospectus Supplement.

          Based on certain assumptions set forth therein, statements of legal conclusion set forth under the heading "Certain Federal Tax Consequences" in the Prospectus Supplement reflect our opinions on the material tax consequences of the purchase, ownership and disposition of the Preferred Securities based on the Internal Revenue Code of 1986 and applicable regulations thereunder, both as in effect on the date hereof, and on reported judicial decisions.
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Reliant Energy, Incorporated           -2-                     February 25, 1999

          Our opinion is limited to tax matters specifically covered hereby.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this Firm in the section captioned "Certain Federal Tax Consequences" in the Prospectus Supplement. In giving this consent, we do not thereby admit that we come within the category of a person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

                              Very truly yours,

                              BAKER & BOTTS, L.L.P.